                                                                                                                           EXHIBIT 8
                                                POWELL, GOLDSTEIN, FRAZER & MURPHY

                                                         ATTORNEYS AT LAW


    Sixteenth Floor                                                                                        Sixth Floor
191 Peachtree Street, N.E.                                                                         1001 Pennsylvania Avenue, N.W.
 Atlanta, Georgia 30303                             PLEASE RESPOND:  Atlanta Address                  Washington, D.C. 20004
    404 572-6600                                                                                           202 347-0066
Facsimile 404 572-6999                                                                                Facsimile 202 624-7222

                                 April 20, 1995




Habersham Bancorp
Highway 441 North
Cornelia, GA 30531

Security Bancorp, Inc.
1600 Marietta Highway
Canton, GA 30114

Ladies and Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of the proposed merger of Security Bancorp, Inc. a Georgia corporation ("SBI") with and into Habersham Bancorp, a Georgia corporation ("HB"). For purposes of rendering this opinion, we have reviewed the Agreement and Plan of Merger between SBI and HB, dated as of January 16, 1995 (the "Merger Agreement"), the Form S-4 Registration Statement filed with the Securities and Exchange Commission on March 2, 1995 (the "S-4"), the certificates attached hereto, and such other documents as we have considered appropriate. Unless otherwise indicated, terms used in this opinion have the same meaning as in the S-4.

         For purposes of this opinion, we have assumed that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement. We have assumed that the portion of the Maximum Cash Value paid pursuant to the Merger plus the value of any shares of SBI Common Stock sold, redeemed or otherwise disposed of (other than pursuant to a shareholder's statutory right to dissent) prior to and in contemplation of the Merger does not exceed more than fifty percent (50%) of the value of all shares of Common Stock of SBI outstanding as of the Effective Date plus the value of any shares of SBI Common Stock sold, redeemed or disposed of prior to and in contemplation of the Merger. Also, we have assumed that there is no plan or intention on the part of the shareholders of SBI to sell, exchange or otherwise dispose of a number of shares of HB Common Stock received in the Merger that would reduce SBI shareholders' ownership of HB Common Stock to a number of shares having a value, as of the Effective Date, of less than fifty percent (50%) of the value of all of the formerly outstanding Common Stock of SBI as of the Effective Date plus the value of any shares of SBI Common Stock sold, redeemed or disposed of prior to and in contemplation of the Merger.

         In addition, we have assumed with your permission that the facts certified to us in writing by SBI and HB, which are set forth in the certificates attached hereto, apply as of the Effective

Habersham Bancorp
Security Bancorp, Inc.
April 20, 1995
Page 4



Time. Copies of such certificates are attached hereto and incorporated herein by reference. We have neither investigated nor verified the accuracy of any of the facts which have been certified to us, upon which this opinion is based.

         This opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed herein. This opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain SBI shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold SBI Common Stock as "capital assets" within the meaning of Section 1221 of the Code, and shareholders who acquired their shares of SBI Common Stock pursuant to the exercise of SBI options or otherwise as compensation.

         Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and the following federal income tax consequences will result:

                 (a) Under Section 354 of the Code, no gain or loss will be recognized for federal income tax purposes by SBI shareholders upon the exchange of their shares of SBI Common stock for HB Common Stock.

                 (b) Under Section 358 of the Code, the basis of the shares of HB Common Stock to be received by SBI shareholders will be the same as the basis of SBI Common Stock surrendered in exchange therefor.

                 (c) Under Section 1223 of the Code, the holding period of the HB Common Stock to be received by each SBI shareholder will include the period during which the shares of SBI Common Stock surrendered in exchange therefor had been held, provided such shares were held by such shareholders as a capital asset at the Effective Time.

                 (d) The payment of cash in lieu of fractional shares of HB Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by HB. These cash payments will be treated as having been received as distributions in full payment for the fractional shares of HB Common Stock redeemed as provided in Section 302(a) of the Code. See Revenue Ruling 66-365, 1966-2 C.B. 116. Each affected SBI shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (i.e. exchange treatment or dividend).

Habersham Bancorp
Security Bancorp, Inc.
April 20, 1995
Page 5

                 (e) SBI shareholders who elect to receive cash in exchange for their shares of SBI Common Stock or who receive cash pursuant to their statutory right to dissent will be treated as having received such payment in redemption, as provided in Section 302(a) of the Code, of shares of HB Common Stock which would have otherwise been received by such SBI shareholders. See Commissioner v. Clark, 489 U.S. 726 (1989). Each affected SBI shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (i.e. exchange treatment or dividend).

                 (f) Under Sections 361 and 1032 of the Code, no gain or loss will be recognized for federal income tax purposes by SBI or HB as a consequence of the Merger except for deferred gain or loss recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

         This opinion is being rendered solely to the parties to whom it is addressed and may not be relied upon by any other party without the express written permission of our Firm. We hereby consent to the reference to our Firm in, and to the filing of this opinion as an exhibit to, any registration statement or offering statement made with respect to the Merger.

                               Very truly yours,


                       POWELL, GOLDSTEIN, FRAZER & MURPHY
                       ----------------------------------
                       POWELL, GOLDSTEIN, FRAZER & MURPHY

                                 CERTIFICATE OF
                               HABERSHAM BANCORP


                 In connection with the merger of Security Bancorp, Inc. ("SBI") with and into Habersham Bancorp ("HB") with HB as the surviving entity, and in accordance with the Agreement and Plan of Merger by and between SBI and HB dated as of January 16, 1995 (the "Agreement"), David D. Stovall and Edward
D. Ariail, President and Vice President/Corporate Secretary, respectively, of HB, make the following certifications. Unless otherwise indicated, terms used in this certificate have the same meaning as in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on or about March 2, 1995, as amended.

                 1. The undersigned are the President and Vice President/Corporate Secretary, respectively, of HB, a corporation organized and existing under the laws of the State of Georgia, and in such capacities have access to the information contained herein.

                 2. To the best knowledge and belief of such officers, the following facts and representations made on behalf of the management of HB, presented to Powell, Goldstein, Frazer & Murphy in connection with rendering the Tax Opinion referred to in the Agreement, are on the date hereof true, correct, and complete.

                 3. The Merger is expected to (i) expand HB's market share by providing it with a presence in Cherokee County, Georgia, which is a region of strategic importance to HB, and (ii) strengthen the franchise and thereby make a long-term contribution to earnings per share.

                 4. The payment of cash in lieu of fractional shares of HB Common Stock is solely for the purpose of avoiding the expense and inconvenience to HB of issuing fractional shares and is not separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the SBI shareholders in lieu of issuing fractional shares of HB stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the SBI shareholders in exchange for their shares of SBI stock. The fractional share interests of each SBI shareholder will be aggregated, and no SBI shareholder will receive cash in an amount equal to or greater than the value of one full share of HB stock.

                 5. The fair market value of the HB Common Stock and cash, if any, received by the shareholders of SBI will be, in each instance, approximately equal to the fair market value of the SBI Common Stock surrendered in exchange therefor.

                 6. HB has no present plan or intention to reacquire any of its Common Stock issued in the Merger. HB knows of no plan or intention by any shareholders of SBI to sell, exchange, or otherwise dispose of any of the shares of HB Common Stock received by them in the Merger. In addition, HB is not aware of any transfers of SBI Common Stock by any of SBI's shareholders prior to the Effective Time of the Merger which were made in contemplation of the Merger, nor is HB aware of SBI having redeemed any stock or of having made any distribution with respect to any of its stock in anticipation of, or as part of a plan involving, the acquisition of SBI by HB other than pursuant to shareholder statutory dissenter's rights.

                 7. Following the Effective Time, it is HB's plan that it will either (i) continue the historic business of SBI's wholly-owned subsidiary, Security State Bank ("SSB"), or (ii) use, as a going concern, a significant portion of SSB's business assets. HB has no plan or intention to sell or otherwise dispose of any of the assets of SBI acquired in the transaction except for dispositions made in the ordinary course of business, or transfers to a corporation controlled by HB. For purposes of the foregoing, HB is considered to control a corporation in which it holds at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

                 8. HB has paid or will pay expenses it incurred in connection with the Merger. HB did not and will not pay the expenses of SBI or any shareholder of SBI incurred in connection with the Merger.

                 9. There is no indebtedness outstanding between SBI and HB, which was issued, acquired, or will be settled at a discount.

                 10. Not more than twenty-five percent (25%) of the fair market value of HB's total assets consist of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

                 11. The fair market value of the assets of SBI transferred to HB equalled or exceeded the sum of the liabilities assumed by HB plus the amount of the liabilities, if any, to which the transferred assets are subject.

                 12. None of the compensation received by any shareholder-employees of SBI was or will be separate consideration for, or allocable to, any of their shares of SBI Common Stock; none of the shares of HB Common Stock or cash, if any, received by any shareholder-employees of SBI is separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of SBI is or will be for services actually rendered and was or will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                 13. The liabilities of SBI, if any, assumed by HB and the liabilities to which the transferred assets of SBI are subject were incurred by SBI in the ordinary course of its business.

                 14. The transfer of assets pursuant to the Merger Agreement does not constitute a transfer in a "title 11 or similar case" as such term is defined in Section 368(a)(3) of the Code.

                 IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this 18th day of April, 1995.

                                        David D. Stovall
                                        -----------------
                                        David D. Stovall



                                        Edward D. Ariail
                                        -----------------
                                        Edward D. Ariail

                                 CERTIFICATE OF
                             SECURITY BANCORP, INC.


                 In connection with the merger of Security Bancorp, Inc. ("SBI") with and into Habersham Bancorp ("HB") with HB as the surviving entity, and in accordance with the Agreement and Plan of Merger by and between SBI and HB dated as of January 16, 1995 (the "Agreement"), C. Mickle Moye, President, of SBI, makes the following certifications. Unless otherwise indicated, terms used in this certificate have the same meaning as in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on or about March 2, 1995, as amended.

                 1. The undersigned is the President and Chief Financial Officer of SBI, a corporation organized and existing under the laws of the State of Georgia, and in such capacities has access to the information contained herein.

                 2. To the best knowledge and belief of such officer, the following facts and representations made on behalf of the management of SBI, presented to Powell, Goldstein, Frazer & Murphy in connection with rendering the Tax Opinion referred to in the Agreement, are on the date hereof, true, correct, and complete.

                 3. SBI has paid or will pay the expenses it incurred in connection with the Merger. SBI did not and will not pay the expenses of HB or any shareholder of SBI incurred in connection with the Merger.

                 4. There is no indebtedness outstanding between SBI and HB which was issued, acquired or will be settled at a discount.

                 5. Not more than 25 percent of the fair market value of SBI's total assets consist of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

                 6. SBI is not aware of any transfers of SBI Common Stock by any of its shareholders prior to the Effective Date of the Merger which were made in contemplation of the Merger, nor did SBI redeem any of its stock in anticipation of, or as part of a plan involving, the acquisition of SBI by HB other than pursuant to shareholder statutory dissenter's rights.

                 7. No holders of SBI Common Stock who receive shares of HB Common Stock pursuant to the Merger Agreement, plan or intend to sell, exchange, or otherwise dispose of a number of shares of HB Common Stock received pursuant to the Merger such that the ownership of HB Common Stock by the holders of SBI Common Stock would be reduced to a number of shares having a value, as of the Effective Time, which was less than fifty percent (50%) of the fair market value of the outstanding SBI Common Stock as of the Effective Time. For purposes hereof, shares of SBI Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of HB fractional shares, shall be deemed to be outstanding SBI Common Stock as of the Effective Time. Moreover, all shares of SBI Common Stock and shares of HB Common Stock held by SBI shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger have been considered in making this representation.

                 8. The liabilities of SBI, if any, assumed by HB and the liabilities to which the transferred assets of SBI are subject were incurred by SBI in the ordinary course of its business.

                 9. The fair market value of assets of SBI transferred to HB equalled or exceeded the sum of the liabilities assumed by HB plus the amount of liabilities, if any, to which the transferred assets were subject.

                 10. The fair market value of the HB Common Stock and cash, if any, received by each SBI shareholder approximately equalled the fair market value of the SBI Common Stock surrendered in the Merger.

                 11. The transfer of assets pursuant to the Merger Agreement does not constitute a transfer in a "title 11 or similar case" as such term is defined in Section 368(a)(3) of the Code.

                 IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this 20th day of April, 1995.


                                        /s/ C. Mickle Moye
                                        ------------------
                                        C. Mickle Moye





                                     -2-